TRANSFER AGENCY AGREEMENT


     THIS AGREEMENT is made as of this __ day of April, 1997 between IPS Funds, an Ohio business trust, having its principal office and place of business at 625 S. Gay Street, Suite 630, Knoxville, Tennessee 37902 (hereinafter referred to as the "Trust") and IPS Advisory, Inc., a Tennessee corporation having its principal place of business at at 625 S. Gay Street, Suite 630, Knoxville, Tennessee 37902 (hereinafter referred to as the "Transfer Agent").

                       W I T N E S S E T H:

     WHEREAS, the Trust is registered under the Investment Trust Act of 1940, as amended as a diversified, open-end management investment Trust and has one class of shares which may be divided into two or more series or funds, each representing an interest in a separate portfolio of investments; and

     WHEREAS, the Trust desires to appoint the Transfer Agent as transfer agent for the Trust; and

     WHEREAS, the Transfer Agent desires to accept such appointment.

     NOW, THEREFORE, in consideration of these premises and of the mutual covenants and agreements hereinafter contained, the Trust and the Transfer Agent agree as follows:

1. DEFINITIONS. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

     (a) "Authorized Person" shall be deemed to include the Chairman, President, any Vice President, the Secretary, Treasurer, or any other person, whether or not any such person is an officer or employee of the Trust, duly authorized to give Oral Instructions and Written Instructions on behalf of the Trust or any Fund of the Trust as indicated in a Certificate as may be received by the Transfer Agent from time to time;

     (b) "Certificate" shall mean any notice, instruction or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent, which is actually received by the Transfer Agent and signed on behalf of the Trust by any officer thereof;

     (c) "Commission" shall have the meaning given it in the 1940 Act;

     (d) "Custodian" refers to the custodian of all of the securities and other monies owned by the Trust or any Fund of the Trust;

     (e) "Fund" shall refer to a single separate portfolio of investments owned by the Trust;

     (f) "Oral Instructions" shall mean verbal instructions actually received by the Transfer Agent from a person reasonably believed by the Transfer Agent to be an Authorized Person;


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     (g)  "Prospectus" shall mean the most current effective
          prospectus relating to the Trust's Shares registered under the Securities Act of 1933;

     (h) "Shares" refers to the shares of beneficial interest in the Trust, regardless of whether such shares are classified into one or more separate Funds of the Trust;

     (i)  "Shareholder" means record owner of Shares;

     (j) "Written Instructions" shall mean a written communication actually received by the Transfer Agent where the receiver is able to verify with a reasonable degree of certainty the authenticity of the sender of such communication; and

     (k) "1940 Act" refers to the Investment Trust Act of 1940 and the Rules and Regulations thereunder, all as amended from time to time.

2. REPRESENTATION OF TRANSFER AGENT. The Transfer Agent does hereby represent and warrant to the Trust that it is a duly registered transfer agent as defined in Section 17A of the Securities Exchange Act of 1934 (the "1934 Act") and that the execution and delivery of this Agreement has been duly and validly authorized.

3. APPOINTMENT OF THE TRANSFER AGENT. The Trust hereby appoints and constitutes the Transfer Agent as transfer agent for all of the Shares of the Trust, and the Transfer Agent accepts such appointment and agrees to perform the duties herein set forth. If the Trustees of the Trust hereafter reclassify the Shares, by the creation of one or more Additional Funds or otherwise, the Transfer Agent agrees that it will act as transfer agent for the Shares so reclassified on the terms set forth herein.

4.   COMPENSATION.

     (a) The Trust will initially compensate the Transfer Agent for its services rendered under this Agreement in accordance with the fees set forth in the Fee Schedule annexed hereto and incorporated herein;

     (b) The parties hereto will agree upon the compensation for acting as transfer agent for any Fund of the Trust hereafter designated and established at the time that the Transfer Agent commences serving as such for said Funds, and such agreement shall be reflected in a Fee Schedule for that Fund, dated and signed by an authorized officer of each party hereto, to be attached to this Agreement;

     (c) Any compensation agreed to hereunder may be adjusted from time to time by attaching to this Agreement a revised Fee Schedule, dated and signed by an authorized officer of each party hereto, and certified copies of the resolutions of the Trustees of the Trust and Shareholders (if applicable) authorizing such revised Fee Schedule;



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     (d)  To the extent applicable, the Transfer Agent will bill each Fund of the Trust as soon as practicable after the end of each calendar month, and said billings will be detailed in accordance with the Fee Schedule for the Fund. Each Fund will promptly pay to the Transfer Agent the amount of such billing.

5. DOCUMENTS. In connection with the appointment of the Transfer Agent, the Trust shall, on or before the date this Agreement goes into effect, file with the Transfer Agent the following documents:

     (a) A certified copy of the Agreement and Declaration of Trust, including all amendments thereto, as then in effect;

     (b) A certified copy of the Bylaws of the Trust, as then in effect;

     (c) Certified copies of the resolutions of the Trustees authorizing this Agreement and designating Authorized
          Persons to give instructions to the Transfer Agent;

     (d) At such time as such is approved by the Trustees, a specimen of the certificate for Shares of the Funds in the form approved by the Trustees, with a certificate of the Secretary of the Trust as to such approval;

     (e) All account application forms and other documents relating to Shareholder accounts;

     (f) A certified list of Shareholders of each Fund of the Trust with the name, address and tax identification number of each Shareholder, and the number of Shares held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stops have been placed, together with the reasons for said stops, and the number of Shares redeemed by the Funds; and

     (g) Copies of all agreements then in effect between the Trust and any agent with respect to the issuance, sale, or cancellation of Shares.

6. Further Documentation. The Trust will also furnish from time to time the following documents:

     (a) Each resolution of the Trustees authorizing the original issue of Shares;

     (b) Each Registration Statement filed with the Commission, and amendments and orders with respect thereto, in effect with respect to the sale of Shares of the Trust;

     (c) A certified copy of each amendment to the Agreement and Declaration of Trust and the Bylaws of the Trust;

     (d) Certified copies of each resolution of the Trustees designating Authorized Persons to give instructions to the Transfer Agent;

     (e)  Certificates as to any change in any Officer, Director,


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          or Authorized Person of the Fund;

     (f) Specimens of all new certificates for Shares accompanied by the Fund's resolutions of the Trustees approving such forms; and

     (g) Such other certificates, documents or opinion as may mutually be deemed necessary or appropriate for the Transfer Agent in the proper performance of its duties.

7.   CERTIFICATES FOR SHARES AND RECORDS PERTAINING THERETO.

     (a) The Transfer Agent shall maintain an adequate supply of blank share certificates to meet the Transfer Agent's requirements therefore. Such share certificates shall be properly signed by facsimile. The Trust agrees that, notwithstanding the death, resignation, or removal of any officer of the Trust whose signature appears on such certificates, the Transfer Agent may continue to countersign certificates which bear such signatures until otherwise directed by the Trust.

     (b) The Transfer Agent agrees to prepare, issue and mail certificates as requested by the Shareholders for Shares of the Trust in accordance with the instructions of the Trust. Except as may be otherwise agreed to by the Trust, the Transfer Agent agrees further that it shall be responsible for issuing and delivery such confirmations of sales as may be required; provided, however, that the Transfer Agent may utilize the services of other persons or entities believed by it to be competent to perform such functions. Shares shall be registered on the transfer books of the Trust in such names and denominations as the Trust or its authorized agent may specify to the Transfer Agent.

     (c) The Trust hereby authorizes the Transfer Agent to issue replacement share certificates in lieu of certificates which have been lost, stolen or destroyed, without any further action by the Trustees or any officer of the Trust, upon receipt by the Transfer Agent of properly executed affidavits or lost certificate bonds, in form satisfactory to the Transfer Agent, with the Trust and the Transfer Agent as obligees under any such bond.

     (d) The Transfer Agent shall also maintain a record of each certificate issued, the number of Shares represented thereby and the holder of record. The Transfer Agent shall further maintain a stop transfer record on lost and/or replaced certificates.

     (e) The Transfer Agent may establish such additional rules and regulations governing the transfer or registration of certificates for Shares as it may deem advisable and consistent with such rules and regulations generally adopted by the transfer agents.

8.   SALE OF FUND SHARES.

     (a) Whenever the Trust or its authorized agent shall sell or cause to be sold any Shares, the Trust or its authorized agent shall provide or cause to be provided


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          to the Transfer Agent information including: (i) the
          number of Shares sold, trade date, and price; (ii) the amount of money delivered to the Custodian for the sale of such Shares; (iii) in the case of a new account, a new account application or sufficient information to establish an account.

     (b) Upon receipt of the notification required under paragraph (a) hereof and the notification from the Custodian that such money has been received by it, the Transfer Agent shall issue to the purchaser or his authorized agent such Shares as he is entitled to receive, based on the appropriate net asset value of the Trust's Shares, determined in accordance with applicable federal law or regulation, as described in the Prospectus for the Trust. In issuing Shares to a purchaser or his authorized agent, the Transfer Agent shall be entitled to rely upon the latest written directions, if any, previously received by the Transfer Agent from the purchases or his authorized agent concerning the delivery of such Shares.

     (c) The Transfer Agent shall not be required to issue any Shares of a Fund where it has received Written Instructions from a Fund or written notification from any appropriate federal or state authority that the sale of the Shares of a Fund has been suspended or discontinued, and the Transfer Agent shall be entitled to rely upon such Written Instructions or written notification.

     (d) Upon the issuance of any Shares of a Fund in accordance with the foregoing provision of this Article, the Transfer Agent shall not be responsible for payment of any original issue or other taxes required to be paid by a Fund in connection with such issuance.

9. RETURNED CHECKS. In the event that the Transfer Agent is notified by the Custodian that any check or other order for the payment of money has been returned unpaid for any reason, the Transfer Agent will: (i) give prompt notice of such return to the applicable Fund or its designee;
     (ii) place a stop transfer order against all Shares issued or held on deposit as a result of such check or order; (iii) in the case of any Shareholder who has obtained redemption checks, place a stop payment order on the checking account on which such checks are issued, and (iv) take such other steps as the Transfer Agent may, in its discretion, deem appropriate or as the applicable Fund or its designee may instruct.

10.  REDEMPTIONS.

     (a) Redemptions by Mail or In Person. Shares of the Trust will be redeemed upon receipt by the Transfer Agent of
          (i) a written request for redemption, signed by each registered owner exactly as the Shares are registered;
          (ii) certificates properly endorsed for any Shares for which certificates have been issued; (iii) signature guarantees to the extent required by the Transfer Agent as described in the Prospectus or SAI for the applicable Fund; and (iv) any additional documents


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          required by the Transfer Agent for redemption by
          corporations, executors, administrators, trustees and guardians.

     (b) Wire Orders or Telephone Redemptions. The Transfer Agent will, consistent with procedures which may be established by the Trust from time to time for redemption by wire or telephone, if any, upon receipt of such a wire order or telephone redemption request, redeem Shares and transmit the proceeds of such redemption to the redeeming Shareholder as directed. All wire or telephone redemptions will be subject to such additional requirements as may be described in the Prospectus or SAI for the Trust. Both the Trust and the Transfer Agent reserve the right to modify or terminate the procedures for wire orders or telephone redemptions, if any, at any time.

     (c) Processing Requirements. Upon receipt of all necessary information and documentation relating to a redemption, the Transfer Agent will issue to the Custodian an advice setting forth the number of Shares of the Trust received by the Transfer Agent for redemption and that such Shares are valid and in good form for redemption. Upon receipt and review of said advice, the Custodian shall transfer the amount of money necessary to satisfy the redemption to a redemption account at the Custodian. The Transfer Agent shall then, upon receipt of appropriate notice from the Custodian that the money has been transferred, satisfy the redemption request by then paying such money to the Shareholder, his authorized agent or legal representative.

11. TRANSFER AND EXCHANGES. The Transfer Agent is authorized to review and process transfers of Shares of the Trust and to the extent, if any permitted in the Prospectus or SAI for the Trust, exchanges between the Trust and other mutual funds, if any, advised by IPS Advisory, Inc.,5 on the records of the Trust maintained by the Transfer Agent. If Shares to be transferred are represented by outstanding certificates, the Transfer Agent will, upon cancellation thereof, countersign and issue new certificates for a like number of Shares and deliver the same. If the Shares to be transferred are not represented by outstanding certificates, the Transfer Agent will, upon an order therefore by or on behalf of the registered holder thereof in proper form, credit the same to the transferee on its books. If Shares are to be exchanged for Shares of another Fund or Trust, the Transfer Agent will process such exchange in the same manner as a redemption and sale of Shares, except that it may in its discretion waive requirements for information and documentation.

12. RIGHT TO SEEK ASSURANCES. The Transfer Agent reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Transfer Agent, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis for any claims adverse to such transfer or redemption. The Transfer Agent may, in effecting transfers, rely upon


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     the provisions of the Uniform Act for the Simplification of
     Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, which in the opinion of legal counsel for the Trust or of its own legal counsel protect it in not requiring certain documents in connection with the transfer or redemption of Shares of the Trust, and the Trust shall indemnify the Transfer Agent for any act done or omitted by it in reliance upon such laws or opinions of counsel to the Trust or of its own counsel.

13.  DISTRIBUTIONS.

     (a) Each Fund of the Trust will promptly notify the Transfer Agent of the declaration of any dividend or distribution. The Trust shall furnish to the Transfer Agent a resolution of the Trustees of the Trust certified by the Secretary authorizing the declarations of dividends and authorizing the Transfer Agent to rely on Oral Instructions or a Certificate specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per share to Shareholders of record as of that date, and the total amount payable to the Transfer Agent on the payment date.

     (b) The Transfer Agent will, on or before the payable date of any dividend or distribution, notify the Custodian of the estimated amount of cash required to pay said dividend or distribution, and the Trust agrees that, on or before the mailing date of such dividend or distribution, it shall instruct the Custodian to place in a dividend disbursing account funds equal to the cash amount to be paid out. The Transfer Agent, in accordance with Shareholder instructions, will calculate, prepare and mail checks to, or (where appropriate) credit such dividend or distribution to the account of, Trust Shareholders, and maintain and safeguard all underlying records.

     (c) The Transfer Agent will replace lost checks upon receipt of properly executed affidavits and maintain stop payment orders against replaced checks.

     (d) The Transfer Agent will maintain all records necessary to reflect the crediting of dividends which are reinvested in Shares of each Fund.

     (e) The Transfer Agent shall not be liable for any improper payments made in accordance with the resolutions of the Trustees of the Trust.

     (f) If the Transfer Agent shall not receive from the Custodian sufficient cash to make payment to all Shareholders of the Funds as of the record date, the Transfer Agent shall, upon notifying the Funds withhold payment to all Shareholders of record as of the record date until such sufficient cash is provided to the Transfer Agent.


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14.  SHAREHOLDER SERVICES.  In addition to serving as the Trust's transfer agent, the Transfer Agent shall also provide to Shareholders certain maintenances, support or similar services. Such services shall include, without limitation, answering routine Shareholder inquiries regarding the Trust, assisting Shareholders in considering whether to change dividend options and helping to effectuate such changes, arranging for bank wires, and providing such other services as the Trust may reasonably request from time to time.

15. OTHER DUTIES. In addition to the duties expressly provided for herein, the Transfer Agent shall perform such other duties and functions as are set forth in the Fee Schedule(s) hereto from time to time.

16. TAXES. It is understood that the Transfer Agent shall file such appropriate information returns concerning the payment of dividends and capital gain distributions with the proper federal, state, and local authorities as are required by law to be filed by the Trust and shall withhold such sums as are required by law to be withheld by applicable law.

17.  BOOKS AND RECORDS.

     (a) The Transfer Agent shall maintain records showing for each investor's account identified by each Fund of the Trust, the following: (i) names, addresses, tax identifying numbers and assigned account numbers;
          (ii) numbers of Shares held; (iii) historical information regarding the account of each Shareholder, including dividends paid and date and price of all transactions on a Shareholder's account; (iv) any stop or restraining order placed against a Shareholder's account; (v) information with respect to withholdings in the case of a foreign account; (vi) any capital gain or dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of a Shareholder's account;
          (vii) certificate numbers and denominations for any Shareholders holding certificates; and (viii) any information required in order for the Transfer Agent to perform the calculations contemplated or required by this Agreement.

     (b) Any records required to be maintained by Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed in Rule 31a-2 under the 1940 Act. Such records may be inspected by the Trust at reasonable times. The Transfer Agent may, at its option at any time, and shall forthwith upon the Trust's demand, turn over to the Trust and cease to retain in the Transfer Agent's files, records and documents created and maintained by the Transfer Agent in performance of its services or for its protection. At the end of the six-year period, such records and documents will either be turned over to the Trust, or destroyed in accordance with the Trust's authorization.

18.  SHAREHOLDER RELATIONS.

     (a) The Transfer Agent will investigate all Shareholder inquiries related to Shareholder accounts and respond promptly to correspondence from Shareholders.

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     (b)  The Transfer Agent will address and mail all
          communications to Shareholders or their nominees, including proxy material and periodic reports to Shareholders.

     (c) In connection with special and annual meetings of Shareholders, the Transfer Agent will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, and certify to the Secretary of the Trust shares of each Fund to be voted at meetings.

19.  RELIANCE BY TRANSFER AGENT; INSTRUCTIONS.

     (a) The Transfer Agent shall be protected in acting upon any paper or document believed by it to be genuine and to have been signed by an Authorized Person and shall not be held to have any notice of any change of authority of any person until receipt of written certification thereof from the Trust. It shall also be protected in processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Trust and the proper countersignature of the Transfer Agent.

     (b) At any time the Transfer Agent may apply to any Authorized Person of the Trust for Written Instructions, and, at the expense of the Trust, may seek advice from legal counsel for the Trust, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or with the opinion of such counsel. In addition, the Transfer Agent, its officers, agents or employees, shall accept instructions or requests given to them by any person representing or acting on behalf of the Trust only if said representative is known by the Transfer Agent, its officers, agents or employees, to be an Authorized Person. The Transfer Agent shall have no duty or obligation to inquire into, nor shall the Transfer Agent be responsible for, the legality of any act done by it upon the request or direction of Authorized Persons of the Trust.

     (c) Notwithstanding any of the foregoing provisions of this Agreement, the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issue or sale of any Shares, or the propriety of the amount to be paid therefor; (ii) the legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend; or
          (iii) the legality of any recapitalization or readjustment of the Shares.

20.  STANDARD OF CARE AND INDEMNIFICATION.

     (a) The Transfer Agent may, in connection with this Agreement, employ agents or attorneys-in-fact, and shall not be liable for any loss arising out of or in


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          connection with its actions under this Agreement so
          long as it acts in good faith and with due diligence, and is not negligent or guilty of any willful misconduct.

     (b) The Trust hereby agrees to indemnify and hold harmless the Transfer Agent from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person by reason of, or as a result of: (i) any action taken or omitted to be taken by the Transfer Agent in good faith in reliance upon any Certificate, instrument, order or stock certificate believe by it to be genuine and to be signed, countersigned or executed by any duly Authorized Person, upon the Oral Instructions or Written Instructions of an Authorized Person of the Trust or upon the opinion of legal counsel for the Trust or its own counsel; or (ii) any action taken or omitted to be taken by the Transfer Agent in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. However, indemnification hereunder shall not apply to actions or omissions of the Transfer Agent or its Trustees, officers, employees or agents in cases of its own gross negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.

21. AFFILIATION BETWEEN TRUST AND TRANSFER AGENT. It is understood that the Trustees, officers, employees, agents and Shareholders of the Trust, and the officers, Trustees, employees, agents and Shareholders of the Trust's investment adviser, IPS Advisory, Inc. (the "Adviser"), are or may be interested in the Transfer Agent as Trustees, officers, employees, agents, shareholders, or otherwise, and that the Trustees, officers, employees, agents or shareholders of the Transfer Agent may be interested in the Trust as Trustees, officers, employees, agents, shareholders, or otherwise, or in the Adviser as officers, Trustees, employees, agents, shareholders or otherwise.

22.  TERM.

     (a) This Agreement shall become effective on the date on which it is approved by vote of a majority (as defined in the 1940 Act) of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and shall continue in effect for an initial term of one year, and from year to year thereafter, so long as such continuance is specifically approved at least annually: (i) by either the Trustees or the vote of a majority of the outstanding voting securities of the Trust; and (ii) by a vote of the majority of the Trustees who are not interested persons of the Trust (as defined in the 1940
          Act) cast in person at a meeting called for the purpose of voting upon such approval.



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     (b)  Either of the parties hereto may terminate this
          Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall not be less than 60 days after the date of receipt of such notice. In the event such notice is given by the Trust, it shall be accompanied by a resolution of the Trustees, certified by the Secretary, electing to terminate this Agreement and designating a successor transfer agent.

23. AMENDMENT. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of the Agreement, and
     (i) authorized or approved by the resolution of the Trustees, including a majority of the Trustees of the Trust who are not interested persons of the Trust as defined in the 1940 Act, or (ii) authorized and approved by such other procedures as may be permitted or required by the 1940 Act.

24. SUBCONTRACTING. The Trust agrees that the Transfer Agent may, in its discretion, subcontract for certain of the services to be provided hereunder.

25. The Transfer Agent expressly agrees that, not withstanding anything to the contrary herein, or in law, that it will look solely to the assets of the Trust for any obligations of the Trust hereunder and nothing herein shall be construed to create any personal liability of any Trustee or any Shareholder of the Trust.

26.  MISCELLANEOUS.

     (a) Any notice and other instruments in writing, authorized or required by this Agreement to be given to the Trust or the Transfer Agent, shall be sufficiently given if addressed to that party and mailed or delivered to it at its office set forth below or at such other place as it may from time to time designate in writing.

          To The Trust:

          IPS Funds
          625 S. Gay Street, Suite 630
          Knoxville, Tennessee 37902
          Attention:  Gregory D'Amico, President

          To The Transfer Agent:

          IPS Advisory, Inc.
          625 S. Gay Street, Suite 630
          Knoxville, Tennessee 37902
          Attention:  Gregory D'Amico, President


     (b) This Agreement shall not be assignable and in the event of its assignment (in the sense contemplated by the 1940 Act), it shall automatically terminate.

     (c) This Agreement shall be construed in accordance with the laws of the State of Georgia.

     (d)  This Agreement may be executed in any number of


                               - 11 -
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          counterparts, each of which shall be deemed to be an
          original; but such counterparts shall, together, constitute only one instrument.

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
                           Fee Schedule


          The Transfer Agent will receive from each Fund such fees as the parties may from time to time agree upon during the term of this Agreement. This Fee Schedule may be amended upon written agreement of the parties.

     Pursuant to the Trust's Management Agreement with IPS
Advisory, Inc., all fees and expenses payable hereunder shall be paid by IPS Advisory, Inc.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized as of the day and year first above written.


                                   IPS FUNDS


                                   By: /s/ Greg D'Amico
                                       Gregory D'Amico, President

ATTEST:


_________________________
          Secretary

[CORPORATE SEAL]

                                   IPS ADVISORY, INC.


                                   By: /s/ Greg D'Amico
                                       Gregory D'Amico, President

ATTEST:

_________________________
          Secretary

[CORPORATE SEAL]